As filed with the Securities and Exchange Commission on May 17, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Skilled Healthcare Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-3934755 (I.R.S. Employer Identification Number)

27442 Portola Parkway, Suite 200
Foothill Ranch, California 92610
(Address of Principal Executive Offices including Zip Code)

SKILLED HEALTHCARE GROUP, INC. 2007 INCENTIVE AWARD
PLAN
(Full Title of the Plan)

Roland Rapp
General Counsel, Secretary and Chief
Administrative Officer
Skilled Healthcare Group, Inc.
27442 Portola Parkway, Suite 200
Foothill Ranch, California 92610
(949) 282-5800
Copies to:
Jonn R. Beeson, Esq.
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
(714) 540-1235

(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
	Amount	Maximum	Aggregate	Amount of
	to be	Offering Price	Offering	Registration
	Registered (1)	Per Share (2)	Price (2)	Fee
Class A Common Stock, par value $0.001 per share	1,123,181	$16.15	$18,139,373.15	$556.88

(1)	Represents 1,123,181 shares issuable under the Skilled Healthcare Group, Inc. 2007 Incentive Award Plan (the “2007 Plan”). In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this registration statement will also cover any additional shares of Class A Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.
(2)	Estimated solely for the purposes of calculating the registration fee under Rule 457(h) and (c) under the Securities Act of 1933, as amended (the “Securities Act”), and is based on (i) the weighted average exercise price of $15.50 per share for 134,000 shares subject to outstanding options, and (ii) the average of the high and low sales prices ($16.24) of a share of our Class A Common Stock, as reported on the New York Stock Exchange on May 15, 2007, for the remaining 989,181 shares of our Class A Common Stock available for future issuance under the 2007 Plan.

INTRODUCTION
     This registration statement on Form S-8 is filed by Skilled Healthcare Group, Inc. (referred to herein as “our,” “we” or “us”) relating to 1,123,181 shares of our Class A Common Stock, $0.001 par value per share (“Common Stock”), issuable to our eligible employees, directors and consultants under the Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     We are not filing or including in this Form S-8 the information called for in Part I of the Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:
(a)	The description of the Common Stock contained in our Registration Statement on Form 8-A (No. 001-33459) filed on May 10, 2007, under the Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and

(b)	Prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), on May 16, 2007, in connection with our Registration Statement on Form S-1, as amended (No. 333-137897).
     In addition, this registration statement will incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment stating that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this registration statement from the respective dates we file them. A Current Report on Form 8-K furnished to the Commission will not be incorporated by reference into this registration statement. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this registration statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Named Experts and Counsel
     Not applicable.

Item 6. Indemnification of Directors and Officers
     Our Amended and Restated Certificate of Incorporation provides that the personal liability of our directors is eliminated to the fullest extent permitted under the Delaware General Corporation Law (the “DGCL”). This provision of our Certificate does not eliminate all fiduciary duties of our directors to us and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available to us.
     Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the company, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. Our amended and restated bylaws require us to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.
     In addition, we have entered into separate indemnification agreements with our directors, officers and certain employees which requires us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. We maintain liability insurance for our officers and directors.
     These indemnification provisions and the indemnification agreements entered into between us and our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. The foregoing statements are subject to the detailed provisions of the DGCL and to the applicable provisions of our Certificate and bylaws.
Item 7. Exemption From Registration Claimed
     Not applicable.
Item 8. Exhibits
     See Index to Exhibits on page 7.
Item 9. Undertakings
          (a) We hereby undertake:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the matters stated above, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed the value we registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission in accordance with Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant in accordance with Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment will be deemed to be a new registration statement relating to the offered securities, and the offering of the securities at that time will be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report under Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report under Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the offered securities, and the offering of securities at that time will be deemed to be the initial bona fide offering thereof.
          (c) To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant in accordance with the provisions mentioned above, or otherwise, we have been advised that in the opinion of the Commission indemnification under those circumstances is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant, Skilled Healthcare Group, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused and authorized the officers whose signatures appear below to sign this Registration Statement on its behalf by, in the City of Foothill Ranch, State of California, on May 17, 2007.

SKILLED HEALTHCARE GROUP, INC.
By:	/s/ Boyd Hendrickson
Boyd Hendrickson, Chief Executive Officer and
Chairman of the Board of Directors

By:	/s/ John E. King
John E. King, Treasurer and Chief Financial Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby authorizes and appoints Boyd Hendrickson and John E. King as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.
     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of May 17, 2007

Signature	Title

/s/ Boyd Hendrickson	Chief Executive Officer (Principal Executive Officer) and
Boyd Hendrickson	Chairman of the Board of Directors

/s/ Jose Lynch
Jose Lynch	President and Chief Operating Officer and Director

/s/ John E. King
John E. King	Treasurer and Chief Financial Officer (Principal Financial Officer)

/s/ Peter A. Reynolds
Peter A. Reynolds	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)

/s/ Robert M. Le Blanc
Robert M. Le Blanc	Lead Director

/s/ Michael E. Boxer
Michael E. Boxer	Director

/s/ John M. Miller, V
John M. Miller, V	Director

/s/ Glenn S. Schafer
Glenn S. Schafer	Director

/s/ William Scott
William Scott	Director

INDEX TO EXHIBITS

EXHIBIT

5.1+	Opinion of Roland Rapp, General Counsel, Secretary and Chief Administrative Officer, regarding the legality of the securities being registered.

23.1+	Consent of Roland Rapp, General Counsel, Secretary and Chief Administrative Officer (included in Exhibit 5.1).

23.2+	Consent of Independent Registered Public Accounting Firm, Skilled Healthcare Group, Inc.

23.3+	Consent of Independent Registered Public Accounting Firm, Sunset Healthcare

24+	Power of Attorney (included with the signature page to this Registration Statement).

99.1	Skilled Healthcare Group 2007 Incentive Award Plan. (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1/A filed with the Commission on April 27, 2007)

+	Filed herewith